Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES

ACQUISITION OF CTW TRANSPORT

CUDAHY, WI – June 4, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, announced today that it has acquired all of the outstanding capital stock of CTW Transport (“CTW”), a truckload carrier focused primarily on refrigerated food products located in Massachusetts, for approximately $7.5 million plus an earnout. The acquisition was financed with borrowings under Roadrunner’s credit facility.

“The acquisition of CTW broadens the service offerings within our Truckload & Logistics business segment and expands our refrigerated capacity and customer base,” said Mark DiBlasi, CEO of Roadrunner. “CTW’s former owner will remain in place and is excited about the growth opportunities we collectively envision.”

“CTW is complementary to our Truckload & Logistics platform,” said Brian van Helden, President of Roadrunner’s Truckload & Logistics business segment. “We are excited about the opportunity to serve CTW’s long-term customer base and to accelerate our growth and geographic expansion.”

For 2012, CTW expects to generate revenues of approximately $15 million. CTW is expected to be accretive to Roadrunner’s earnings in 2012.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation Systems is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner’s website, www.rrts.com.

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Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect our current expectations, and we do not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, our dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in our most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com

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